EXHIBIT 12

                               GENERAL MILLS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Fiscal Year Ended
                                                                    -----------------
                                            May 25,        May 26,      May 28,      May 29,      May 30,
                                             1997           1996         1995         1994         1993
                                             ----           ----         ----         ----         ----

Ratio of Earnings to Fixed Charges........     6.54         6.94         4.10         6.18         8.62


   For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures, plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.